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Exhibit 99.1

CONTACT: GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Burns McClellan, Inc. Jonathan M. Nugent (investors) Kathy Jones, Ph.D. (media) (212) 213-0006

GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

        FRAMINGHAM, MA—July 24, 2003—GTC Biotherapeutics, Inc. (Nasdaq: GTCB) ("GTC") today reported financial results for the second quarter ended June 29, 2003. The total net loss for the quarter was $6.0 million, or $0.21 per share, compared with $6.5 million, or $0.23 per share, for the same quarter last year. The total net loss for the first six months of 2003 was $13.4 million, or $0.48 per share, compared with $11.1 million, or $0.38 per share for the first half of 2002.

        Revenues were $4.1 million for the quarter, approximately a 30% increase from the $3.2 million in the second quarter of 2002. Revenues for the first six months of 2003 were $5.9 million, a 17% decrease from the $7.0 million of revenue in the first half of 2002. The revenues in the quarter and first six months of 2002 included approximately $0.7 million and $1.8 million, respectively, from Fresenius AG for the recombinant human serum albumin (rhSA) program. The rhSA program was structured into a joint venture in January 2003. Exclusive of revenues from the rhSA program, revenues in the quarterly comparison increased approximately 64% from $2.5 million in 2002 to $4.1 million in 2003. For the first six months, revenues were $5.9 million in 2003, approximately 13% higher than the $5.2 million of non-rhSA revenue in 2002. Program revenues excluding rhSA increased in the quarter and half-year results as GTC continued advancing its programs in both the development of transgenic production as well as in the establishment of clinical purification capability.

        The cost of revenue and operating expenses totaled $10.2 million in the current quarter, approximately flat with the $10.1 million reported in the second quarter of 2002. The cost of revenue decreased to $3.3 million in the second quarter of 2003 from $3.9 million in 2002. This difference is due to the nature and timing of work activities in the external product programs. Research and development expenses increased to $4.3 million in the second quarter of 2003 compared to $3.1 million in 2002. These expense results include support for GTC's ongoing efficacy study for the rhATIII program and preparation for a filing for approval to market rhATIII in Europe to treat hereditary antithrombin deficiency (HD). Selling, general and administrative (SG&A) expenses decreased from $3.1 million in the second quarter of 2002 to $2.6 million in 2003. The changes in SG&A included lower bad debt and legal expenses, which were partially offset by the acquisition of office and laboratory space to consolidate several functions into a single location. The cost of revenue and operating expenses totaled $19.5 million for the first six months of 2003, compared to $19.1 million for the first half of 2002.

        The weighted average number of shares outstanding increased from 27.9 million shares for the second quarter of 2002 to 28.1 million shares in the second quarter of 2003, primarily due to the issuance of stock as part of the Employee Stock Purchase Plan and the 401(k) Plan. The weighted average number of shares outstanding decreased from 29.1 million shares for the first half of 2002 to 27.9 million shares in the first six months of 2003. This decrease reflected the buy back of approximately 2.8 million shares of common stock from Genzyme Corporation in April 2002, which was partly offset by the issuance of stock as part of the Employee Stock Purchase Plan and the 401(k) Plan.

        Cash and marketable securities at the end of 2002 totaled $57.3 million. GTC used approximately $9.8 million for the second quarter and a total of about $19.3 million of cash in the first six months of 2003, bringing the cash and marketable securities balance to $38.0 million. Cash used during the first half of 2003 included $4.2 million of product capitalization expenses to complete the manufacturing qualification runs for rhATIII, which are a necessary part of the Company's planned filing for approval in Europe.

        GTC projects that the net cash used for operating and capital needs for the full year will be within its previously forecasted range of $20 million to $25 million, based on its expectation of higher cash payments to be received later in the year and lower expenses in both the rhATIII and MM-093 programs. GTC projects that its revenue for the full year will be within the previously forecasted range of $15 million to $20 million and that its total net loss for the year will be within the previously forecasted range of $0.70 to $0.80 per share. GTC's projected cash use, revenue, and total net loss forecasts are dependent upon attracting additional partnering revenues from existing and new collaborations in the second half of 2003.

        "We are making good progress with the clinical development of rhATIII and we expect to complete recruitment as planned this year. This keeps us well on target to file for European approval in the first half of 2004," stated Geoffrey F. Cox, Ph.D., GTC's Chairman, President and Chief Executive Officer. Dr. Cox continued, "GTC is also making good progress in its external programs together with the establishment of our clinical purification capability."

        GTC is more than half way through an efficacy study of HD patients that is expected to be the final study before filing for market authorization in Europe for the rhATIII product. The efficacy study is evaluating the prevention of deep vein thrombosis in HD patients that are undergoing surgery or childbirth. The efficacy study is expected to include at least 12 patients and be completed before the end of 2003. GTC expects to file for European market authorization in the first half of 2004.

        The antithrombin blood protein is difficult to express in traditional production systems based on bioreactors. Plasma derived antithrombin product has about $250 million in worldwide sales for a variety of indications. The market in the US is less than $10 million due to a limited supply from a single producer. GTC believes that its recombinant form will allow for a well-characterized product with a stable source of supply that has the potential to expand the market through additional indications based on well-designed clinical studies. GTC is seeking a corporate partner for the rhATIII program to support the further clinical development of rhATIII. Acquired antithrombin deficiencies can occur in a range of conditions including burns, coronary artery bypass operations, and disseminated intravascular coagulation. If GTC develops rhATIII as a treatment for burns, it would enable the Company to participate in a worldwide market that GTC estimates to be at least $300 million to $500 million.

        GTC's agreement with Merrimack calls for GMP clinical production and purification of clinical grade MM-093, a recombinant version of human alpha-fetoprotein (AFP), for use in Merrimack's clinical development program including the Phase I safety study, which is slated to begin shortly. The agreement provides for GTC to be paid most of the 2003 cash compensation in the second half of the year. Full payments on this multi-year, multi-million dollar agreement are dependent on several factors, including Merrimack obtaining additional equity financing. MM-093 has shown promise in preclinical studies of autoimmune diseases such as myasthenia gravis, multiple sclerosis, and rheumatoid arthritis. Recombinant AFP had been difficult to express properly using conventional bioreactor systems.

        GTC Biotherapeutics expects to discuss these results and expectations with financial analysts in a webcast conference call at 10:00 a.m. this morning. The call may be heard through the Company's web site, http://www.gtc-bio.com.

        GTC Biotherapeutics is the leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC has more than a dozen programs in development, including its internal proprietary products, one of which is in clinical trials. GTC has begun a clinical efficacy study in Europe with its lead internal program, recombinant human antithrombin III (rhATIII), a human blood plasma protein. In addition to the rhATIII program, GTC is developing a recombinant human serum albumin and a malaria vaccine. In GTC's external programs, GTC's technology is used to develop transgenic production of the partners' proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional bioreactor systems. GTC's external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. Additional information is available on the GTC web site, http://www.gtc-bio.com.

        This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding GTC's future revenues, results of operations, financial condition and cash position, the prospects for its ongoing efficacy study and filing for marketing approval of rhATIII, the prospects of attracting partners to its rhATIII, rhSA, and other programs, and the prospects that Merrimack Pharmaceuticals will begin clinical study of transgenically produced MM-093 and obtain additional financing. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC's most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies and seeking additional partners, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.
Selected Financial Information
(Unaudited, in thousands except per share amounts)

	Three months ended		Six months ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Revenue	$4,111	$3,167	$5,855	$7,012
Costs of revenue and operating expenses:
Cost of revenue	3,293	3,924	6,869	8,230
Research and development	4,261	3,068	7,285	5,106
Selling, general and administrative	2,647	3,123	5,340	5,761

	10,201	10,115	19,494	19,097

Loss from continuing operations	(6,090)	(6,948)	(13,639)	(12,085)
Other income (expense):
Interest income	215	559	507	1,179
Interest expense	(133)	(104)	(269)	(153)

Net Loss from continuing operations before income taxes	$(6,008)	$(6,493)	$(13,401)	$(11,059)

Net loss per common share (basic and diluted)	$(0.21)	$(0.23)	$(0.48)	$(0.38)

Weighted average number of shares outstanding (basic and diluted)	28,058	27,916	27,920	29,072

	June 29, 2003	December 29, 2002
Cash and marketable securities	$38,004	$57,349
Other current assets	5,003	4,111
Property and equipment, (net)	23,667	21,701
Other assets	13,495	12,212

Total assets	$80,169	$95,373

Current liabilities	$11,097	$13,778
Long-term debt	13,231	12,786
Other liabilities	28	37
Stockholders' equity	55,813	68,772

Total liabilities and stockholders' equity	$80,169	$95,373

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GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS
GTC BIOTHERAPEUTICS, INC. Selected Financial Information (Unaudited, in thousands except per share amounts)